Exhibit 3.205

ARTICLES OF INCORPORATION

OF

SHERIDAN HEALTHCARE OF VERMONT, INC.

ARTICLE I – NAME

The name of this corporation is SHERIDAN HEALTHCARE OF VERMONT, INC. (the “Corporation”).

ARTICLE II – TERM

The corporate existence of the Corporation shall be perpetual, unless and until terminated pursuant to Florida law.

ARTICLE III – PURPOSE

The Corporation is organized for the purpose of transacting any or all lawful business for corporations organized under The Florida Business Corporation Act of the State of Florida.

ARTICLE IV – PRINCIPAL OFFICE ADDRESS

The mailing and street address of the principal office of this Corporation, unless and until relocated, is 1613 North Harrison Parkway, Suite 200, Sunrise, Florida 33323.

ARTICLE V – CAPITAL STOCK

The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $.01 per share.

ARTICLE VI – REGISTERED AGENT

AND REGISTERED OFFICE

The mailing and street address of the initial registered office of this Corporation is 1613 North Harrison Parkway, Suite 200, Sunrise, Florida 33323; and the name of the initial registered agent of this Corporation at that address is Anastasia L. Santarone.

ARTICLE VII – INITIAL BOARD OF DIRECTORS

The Corporation shall have three (3) initial directors. The number of directors may be either increased or decreased from time to time as provided in the Corporation’s Bylaws, but shall never be less than one (1). The names and addresses of the initial directors of This Corporation are:

Mitchell Eisenberg	Lewis Gold
1613 North Harrison Parkway	1613 North Harrison Parkway
Suite 200	Suite 200
Sunrise, FL 33323	Sunrise, FL 33323

Robert Coward
1613 North Harrison Parkway
Suite 200
Sunrise, FL 33323

ARTICLE VIII – INCORPORATOR

The name and address of the person signing these Articles of Incorporation is:

Lewis Gold

1613 North Harrison Parkway

Suite 200

Sunrise, FL 33323

IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Incorporation this 19th day of December, 2005.

/s/ Lewis Gold
Lewis Gold, Incorporator

CERTIFICATE DESIGNATING THE ADDRESS

AND AN AGENT UPON WHOM PROCESS MAY BE SERVED

W I T N E S S E T H:

That SHERIDAN HEALTHCARE OF VERMONT, INC. (the “Corporation”), desiring to organize under the laws of the State of Florida, has named Anastasia L. Santarone as its agent to accept service of process within this state:

Sheridan Healthcare of Vermont, Inc.

1613 North Harrison Parkway

Suite 200

Sunrise, FL 33323

ACKNOWLEDGMENT:

Having been named to accept service of process for the Corporation, at the place designated in this Certificate, I hereby agree to act in this capacity, and further, I agree to comply with the provisions of all statutes relative to the proper and complete performance of my duties, and I accept the duties and obligations of Section 607.0505, Florida Statutes.

Dated this 19th day of December, 2005.

/s/ Anastasia L. Santarone
Anastasia L. Santarone, Registered Agent